Exhibit 99.1

Investor Relations:
Erica Abrams
The Blueshirt Group for Oplink
415.217.5864
erica@blueshirtgroup.com

Oplink Reports Financial Results for Third Quarter of Fiscal 2007
Revenues Increase 20% Sequentially and 89% Over the Prior Year; Net Income Continues to Improve

Fremont, Calif., — April 26, 2007 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading photonic components, intelligent modules, and subsystems solution provider, today reported financial results for the third quarter of fiscal 2007, ended April 1, 2007.

For the third quarter of fiscal 2007, Oplink reported revenues of $27.6 million, an increase of 20% over the prior quarter and 89% over the prior year. Net income for the third quarter increased to $4.3 million, or $0.19 per diluted share, calculated in accordance with accounting principles generally accepted in the United States (GAAP). This compares to GAAP net income of $1.0 million, or $0.05 per diluted share, reported in the prior year and GAAP net income of $3.1 million, or $0.14 per diluted share, reported in the prior quarter.

Non-GAAP net income for the third quarter of fiscal 2007 was $5.3 million, or $0.23 per diluted share, which excludes $1.0 million in stock compensation expense. This compares to non-GAAP net income of $2.1 million, or $0.09 per diluted share, which excludes $460,000 for loss on disposal of assets and $595,000 in stock compensation expense, reported for the prior year. This also compares to non-GAAP net income of $4.5 million, or $0.20 per diluted share reported in the prior quarter, which excludes $1.1 million in stock compensation expense and a one-time charge of $268,000 for compensation related to the modification of a stock option exercise price.

“We are again pleased with our revenue and net income performance in the quarter,” commented Joe Liu, president and CEO of Oplink. “We had good activity with Tellabs, Huawei, and Ericsson in the quarter and increased our revenue contribution from Nortel. We continue to experience demand for our ROADM solutions as well as strong interest in metro, core and edge products for global projects. We have also focused on expanding our revenue sources to broader systems level solutions.

As previously announced, Oplink has entered into an agreement with The Furukawa Electric Co., Ltd. (“Furukawa”) to acquire Furukawa’s 58% majority interest in Optical Communication Products, Inc. (“OCP”) in exchange for $84,150,000 in cash and 857,258 shares of Oplink common stock. The closing of the transaction is subject to customary closing conditions, including antitrust review. The closing is expected to occur during the quarter ending June 30, 2007, the fourth quarter of the Company’s fiscal year.

“With our anticipated acquisition of a majority interest in OCP, we expect to broaden our portfolio of offerings for customers and expand our addressable market opportunity,” commented Liu. “We believe that OCP is one of the leaders in supplying active components and subsystems for metro applications and, combined with Oplink’s leadership in passive and subsystems, we expect to increase our market share and competitive position in the industry.

“As we look ahead, we are committed to further enhancing our product portfolio, quality, efficiency and competitive position in order to better serve our customers and shareholders. Although we see only modest spending increases in the coming quarter, we remain optimistic about our business outlook and are poised to benefit from next wave of major carrier spending,” concluded Liu.

Business Outlook
The Company anticipates revenue for the fourth quarter to increase approximately 10% sequentially. In addition, Oplink expects to generate earnings per diluted share of approximately $0.20 to $0.21on a GAAP basis in the fourth quarter. Excluding stock compensation expense and non-recurring charges, if any, the Company expects non-GAAP earnings per diluted share of approximately $0.24 to $0.25 in the fourth quarter.

The closing of the Company’s acquisition of a 58% interest in OCP is expected to occur during the Company’s fourth quarter. The guidance provided above excludes any effect that may result from the Company being required to consolidate OCP’s results for a portion of the quarter with the Company’s results.

Conference Call Information
The Company will host a conference call and live webcast at 2:00 p.m. Pacific Time on April 26, 2007. To access the conference call, dial (800) 366-3908 for the US or Canada and (303) 262-2066 for international callers. The webcast will be available live on the Investor Relations section of the Company’s corporate website at http://investor.oplink.com and via replay beginning approximately two hours after the completion of the call until the Company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 4:00 p.m. Pacific Time on April 26, 2007 until 11:59 p.m. Pacific Time on May 1, 2007, by dialing (800) 405-2236 ((303) 590-3000 for callers outside the U.S. and Canada) and entering pass code 11088206.

Non-GAAP Financial Measures
In this earnings release and during our earnings conference call and webcast as described above, we use or plan to discuss certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A reconciliation between non-GAAP and GAAP measures can be found in the accompanying tables. We believe that, while these non-GAAP measures are not a substitute for GAAP results, they provide a basis for evaluating the Company’s cash requirements for ongoing operating activities. These non-GAAP measures have been reconciled to the nearest GAAP measure as required under Securities and Exchange Commission rules.

About Oplink
Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components and subsystems. The Company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai, China. In addition, Oplink maintains a full complement of optical-centric front-end design, application, and customer service functions at its headquarters in Fremont, California. The Company’s customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, photonic foundry services incorporating its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at: http://www.oplink.com/.

Cautionary Statement
This news release contains forward-looking statements, including without limitation the guidance given for anticipated revenue and earnings per share for the fourth quarter of fiscal 2007, statements regarding the expected timing of the closing of acquisition of the majority interest in OCP, the statement that the OCP acquisition is expected to broaden our portfolio of offerings for customers and expand our addressable market opportunity, and that as a result we expect to increase our market share and competitive position in the industry, and statements regarding our expectations of improving our competitive position and continuing to gain momentum as telecom spending increases, that involve risks and uncertainties, which may cause results to differ substantially from expectations. These risks include, but are not limited to, the potential widespread downturn in the overall economy in the United States and other parts of the world and the telecommunications industry, including reductions in telecommunication spending activity, possible reductions in customer orders, Oplink’s reliance upon third parties to supply components and materials for its products, intense competition in Oplink’s target markets and potential pricing pressure that may arise from changing supply-demand conditions in the industry, the risk that the purchase of shares from Furukawa will not be consummated, the risk that even if the purchase is consummated, Oplink will not be able to realize the expected benefits of the transaction because it does not own all of the shares of OCP, and will not be able to integrate the businesses of Oplink and OCP or realize any synergies, the risk that the transaction will not be well received by customers, employee, investors or other constituents, and other risks detailed from time to time in Oplink’s periodic reports filed with the Securities and Exchange Commission, including the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The foregoing information represents Oplink’s outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

###
(TABLES TO FOLLOW)

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	June 30,
	2007	2006
	(Unaudited)	(1)

ASSETS

Current assets:
Cash and cash equivalents	$30,114	$7,856
Short-term investments	131,472	117,395
Accounts receivable, net	21,440	13,369
Inventories, net	11,938	7,953
Prepaid expenses and other current assets	5,013	2,435

Total current assets	199,977	149,008

Long-term investments	40,000	63,029
Property, plant and equipment, net	22,319	23,443
Goodwill and intangible assets, net	1,417	1,694
Other assets	95	781

Total assets	$263,808	$237,955

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,274	$4,516
Accrued liabilities and other current liabilities	6,122	6,216

Total current liabilities	14,396	10,732

Non-current liabilities	71	83

Total liabilities	14,467	10,815

Stockholders’ equity	249,341	227,140

Total liabilities and stockholders’ equity	$263,808	$237,955

(1) The June 30, 2006 condensed consolidated balance sheet has been derived from audited financial statements at that date.

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2007	2006	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$27,620	$22,953	$14,597	$70,287	$37,931

Cost of revenues:
Cost of revenues	20,515	16,497	10,223	50,503	27,445
Stock compensation expense	69	75	55	209	176

Total cost of revenues	20,584	16,572	10,278	50,712	27,621

Gross profit	7,036	6,381	4,319	19,575	10,310

Operating expenses:
Research and development	1,364	1,429	1,547	4,364	4,373
Sales and marketing	1,461	1,280	1,083	4,123	2,854
General and administrative	1,464	1,772	1,451	4,735	4,788
In-process research and development	—	—	—	—	1,120
Stock compensation expense	926	1,031	540	2,966	1,659
Amortization of intangible and other assets	35	35	27	105	45

Total operating expenses	5,250	5,547	4,648	16,293	14,839

Income (loss) from operations	1,786	834	(329)	3,282	(4,529)
Interest and other income, net	2,503	2,330	1,398	7,008	4,564

Income before provision for income taxes	4,289	3,164	1,069	10,290	35
Provision for income taxes	10	33	41	125	41

Net income (loss)	$4,279	$3,131	$1,028	$10,165	$(6)

Net income (loss) per share:
Basic	$0.19	$0.14	$0.05	$0.46	$(0.00)

Diluted	$0.19	$0.14	$0.05	$0.44	$(0.00)

Shares used in per share calculation:
Basic	22,202	22,000	21,355	21,920	21,316

Diluted	23,011	23,022	22,234	22,886	21,316

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2007	2006	2006	2007	2006

Net income (loss), GAAP	$4,279	$3,131	$1,028	$10,165	$(6)
Adjustments to measure non-GAAP:
Compensation related to stock option modification	—	268	—	268	—
In-process research and development	—	—	—	—	1,120
Loss on sale/disposal of assets	—	—	460	—	460
Stock compensation expense	995	1,106	595	3,175	1,835

Non-GAAP net income	$5,274	$4,505	$2,083	$13,608	$3,409

Net income per share, non-GAAP:
Basic	$0.24	$0.20	$0.10	$0.62	$0.16

Diluted	$0.23	$0.20	$0.09	$0.59	$0.15

Shares used in per share calculation:
Basic	22,202	22,000	21,355	21,920	21,316

Diluted	23,011	23,022	22,234	22,886	22,008

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended
	March 31,
	2007	2006
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$10,165	$(6)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,859	5,108
Stock compensation expense	3,175	1,835
In-process research and development	—	1,120
Loss on sale/disposal of assets	8	472
Other	85	156
Change in assets and liabilities	(9,270)	(7,146)

Net cash provided by operating activities	8,022	1,539

Cash flows from investing activities:
Net maturities of investments	8,816	11,765
Net purchases of property and equipment	(1,626)	(1,212)
Acquisition of businesses, net of cash acquired	(500)	(4,365)

Net cash provided by investing activities	6,690	6,188

Cash flows from financing activities:
Proceeds from issuance of common stock	7,516	1,253
Repurchase of common stock	—	(11)

Net cash provided by financing activities	7,516	1,242

Effect of exchange rate changes on cash and cash equivalents	30	58

Net increase in cash and cash equivalents	22,258	9,027

Cash and cash equivalents, beginning of period	7,856	29,710

Cash and cash equivalents, end of period	$30,114	$38,737